Exhibit 99.1


Investor Contact:       Media Contact:

Jeffrey Jablonski       Anna Cordasco/Stephanie Pillersdorf/Tracy Greenberger

ROHN Industries, Inc.   Sard Verbinnen & Co

309-633-5606            212-687-8080

         ROHN INDUSTRIES NAMES JAMES HURLEY CHIEF FINANCIAL OFFICER
         ----------------------------------------------------------

     PEORIA, IL, JUNE 20, 2000 - ROHN Industries, Inc. (Nasdaq: ROHN), a leading provider of wireless infrastructure equipment for the telecommunications industry, announced today that James F. Hurley will join the company as Vice President, Finance & Administration and Chief Financial Officer, effective immediately. Hurley replaces Daniel J. Pallat, who has served as Interim Chief Financial Officer since February.

     Hurley joins ROHN with more than 25 years of experience in finance, accounting and operations. Hurley was most recently with Quality Stores, a nationwide retailer of general merchandise serving rural America, where he served as Senior Vice President of Finance, MIS and Administration and Chief Financial Officer. While at Quality Stores, Hurley oversaw the integration of financial and operating systems of a $1 billion merger, established an e-commerce subsidiary and an internal audit function and implemented cost-saving initiatives resulting in $15 million in annual synergies and volume leveraging.

     Brian B. Pemberton, President and Chief Executive Officer, ROHN Industries, said, "Jim is a welcome addition to our diverse senior management team. Jim's financial expertise will help the Company maintain our momentum in order to reach the next level. I look forward to working with Jim and am confident that his leadership in finance, operations and business support will result in improved processes and strategies."

     "The Board is pleased that Jim has decided to join ROHN," said Michael
E. Levine, Chairman, ROHN Industries, Inc. "Jim's extensive experience in finance and operations will be valuable to ROHN as we continue to streamline operations and enhance profitability in the years to come."

     "I am excited by ROHN's commitment to excellence and its desire to remain at the forefront of such a dynamic industry," said Hurley. "I look forward to contributing to the Company's tremendous growth potential and working with its talented management team."

     From 1979 to 1995, Hurley was with Sealed Power Corporation/SPX Corporation, a global manufacturer of automotive parts and equipment, in a wide range of capacities, most recently as Vice President, Corporate Controller, Operations for SPX Corporation and Vice President, Finance and Treasurer, Sealed Power Subsidiary. Prior to that, Hurley was a Senior Auditor for Arthur Andersen & Company's Manufacturing Division in Chicago.

     Hurley received a Bachelor of Science degree from the University of Dayton, a Master of Business Administration from De Paul University and is a Certified Public Accountant.

     ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industry including cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The Company's products include towers, equipment enclosures/shelters, cabinets, poles and antennae mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; and Bessemer, Alabama.